EXHIBIT 12

Morgan Stanley

Ratio of Earnings to Fixed Charges

and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(dollars in millions)

					Fiscal Year
	Three Months Ended		Six Months Ended
	May 31, 2004	May 31, 2003(2)	May 31, 2004	May 31, 2003(2)	2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges

Earnings:
Income before income taxes(1)	$1,802	$1,077	$3,718	$2,688	$5,767	$4,720	$5,684	$8,554	$7,756
Add: Fixed charges, net	2,994	2,942	6,012	5,828	12,966	12,136	20,891	18,306	12,598

Income before income taxes and fixed charges, net	$4,796	$4,019	$9,730	$8,516	$18,733	$16,856	$26,575	$26,860	$20,354

Fixed Charges:
Total interest expense	$2,951	$2,904	$5,925	$5,748	$12,809	$11,970	$20,755	$18,155	$12,487
Interest factor in rents	43	38	86	79	156	165	162	154	111
Dividends on preferred securities subject to mandatory redemption	0	40	45	62	154	87	50	28	28

Total fixed charges	$2,994	$2,982	$6,056	$5,889	$13,119	$12,222	$20,967	$18,337	$12,626

Ratio of earnings to fixed charges	1.6	1.3	1.6	1.4	1.4	1.4	1.3	1.5	1.6

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Earnings:
Income before income taxes(1)	$1,802	$1,077	$3,718	$2,688	$5,767	$4,720	$5,684	$8,554	$7,756
Add: Fixed charges, net	2,994	2,942	6,012	5,828	12,966	12,136	20,891	18,306	12,598

Income before income taxes and fixed charges, net	$4,796	$4,019	$9,730	$8,516	$18,733	$16,856	$26,575	$26,860	$20,354

Fixed Charges:
Total interest expense	$2,951	$2,904	$5,925	$5,748	$12,809	$11,970	$20,755	$18,155	$12,487
Interest factor in rents	43	38	86	79	156	165	162	154	111
Dividends on preferred securities subject to mandatory redemption	0	40	45	62	154	87	50	28	28
Preferred stock dividends	0	0	0	0	0	0	50	56	72

Total fixed charges and preferred stock dividends	$2,994	$2,982	$6,056	$5,889	$13,119	$12,222	$21,017	$18,393	$12,698

Ratio of earnings to fixed charges and preferred stock dividends	1.6	1.3	1.6	1.4	1.4	1.4	1.3	1.5	1.6

(1)	Income before income taxes does not include losses from unconsolidated investees and dividends on preferred securities subject to mandatory redemption. Fiscal 2001 income before income taxes does not include a cumulative effect of accounting change.
(2)	Income before income taxes for the three and six month periods ended May 31, 2003 have been restated. See Note 18 to the condensed consolidated financial statements.

“Earnings” consist of income before losses from unconsolidated investees, income taxes and fixed charges, less dividends on preferred securities subject to mandatory redemption. “Fixed charges” consist of interest cost, including interest on deposits, dividends on preferred securities subject to mandatory redemption, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.